Exhibit 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Peoples Bancorp, Inc.:


We consent to the use of our report dated January 21, 1997, relating to the consolidated statements of condition of Peoples Bancorp, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, included herein, and to the reference to our Firm under the heading "Experts" in the Registration Statement/Prospectus of Peoples Bancorp, Inc.



                                                /s/  KPMG Peat Marwick LLP
                                                     ---------------------------
                                                     KPMG Peat Marwick LLP


Short Hills, New Jersey
December 18, 1997